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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                            Rainmaker Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                   Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   750875106
                        ------------------------------
                                (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 pages
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-----------------------                                  ---------------------
  CUSIP NO. 750875106                 13G                    Page 2 of 4 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS/
1     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).


      Laurel A. James
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          3,133,096/(1)/
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          3,133,096/(1)/
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,133,096/(1)/
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      IN
------------------------------------------------------------------------------
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---------------------                                      ---------------------
CUSIP NO. 750875106                   13G                     Page 3 of 4 Pages
---------------------                                      ---------------------

Item 1(a) Name of Issuer:

          Rainmaker Systems, Inc.
          --------------------------------------------------------------------

Item 1(b) Address of Issuer's Principal Executive Offices:

          1800 Green Hills Road
          --------------------------------------------------------------------
          Scotts Valley, CA 95066
          --------------------------------------------------------------------

          --------------------------------------------------------------------

Item 2(a) Name of Person Filing:

          Laurel A. James
          --------------------------------------------------------------------

Item 2(b) Address of Principal Business Offices or, if none, Residence:

          P.O. Box 2154 - 186 South Benjamin Drive
          --------------------------------------------------------------------
          Stateline, NV 89449
          --------------------------------------------------------------------

          --------------------------------------------------------------------

Item 2(c) Citizenship

          United States
          --------------------------------------------------------------------

Item 2(d) Title of Class of Securities:

          Common Stock, par value $0.001 per share
          --------------------------------------------------------------------

Item 2(e) CUSIP Number:

          750875106
          --------------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

          Not Applicable
          --------------------------------------------------------------------

Item 4.   Ownership.

          (a)  Amount Beneficially Owned: Shares  3,133,096/(1)/
                                                 -----------------------------
          (b)  Percent of Class:%    8%
                                    ------------------------------------------

          (c)  Number of shares as to which the person has:

               (i)   sole power to vote or to direct the vote:  3,133,096/(1)/
                                                               ---------------

               (ii)  shared power to vote or to direct the vote:        0
                                                               ---------------

               (iii) sole power to dispose or to direct the
                     disposition of:                            3,133,096/(1)/
                                                               ---------------
               (iv)  shared power to dispose or to direct the
                     disposition of:                                    0
                                                               ---------------

Item 5.   Ownership of Five Percent or Less of a Class.

          Not Applicable
          --------------------------------------------------------------------

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable
          --------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not Applicable
          --------------------------------------------------------------------

                               Page 3 of 4 pages
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----------------------                                   ----------------------
CUSIP NO. 750875106                   13G                     Page 4 of 4 Pages
----------------------                                   ----------------------

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable
          -------------------------------------------------------------------

Item 9.   Notice of Dissolution of a Group.

          Not Applicable
          -------------------------------------------------------------------

Item 10.  Certification.

          Not Applicable
          -------------------------------------------------------------------

/(1)/Held by Laurel A. James, Trustee of the Laurel Ann James Grantor Trust dated July 3, 1997.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       February 19,2000
                                              ----------------------------------
                                                            Date

                                                     /s/ Laurel A. James
                                              ----------------------------------
                                                          Signature


                                              Name:  Laurel A. James

                               Page 4 of 4 pages